Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES SECOND QUARTER

AND YEAR-TO-DATE 2014 EARNINGS

Berwick, Pennsylvania – July 31, 2014 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,756,000 for the second quarter and $5,054,000 for the six month period ended June 30, 2014. Return on assets for the six month periods ended June 30, 2014 and June 30, 2013 was 1.14% and 1.57%. Return on equity was 10.03% and 12.19% for the six month periods ended June 30, 2014 and June 30, 2013. On a per share basis, for the three months ended June 30, 2014, net income was $0.50 versus $0.70 in the three months ended June 30, 2013. Cash dividends amounted to $0.26 per share for the three months ended June 30, 2014 and 2013. For the six months ended June 30, 2014, net income was $0.91 versus $1.17 in the first six months of 2013, on a per share basis. Cash dividends amounted to $0.52 per share in the first six months of 2014 and 2013.

Net interest income was $6,668,000 for the three month period ended June 30, 2014, up 1.1% compared to the same period last year. Non-interest income was lower in the second quarter of 2014 due to a reduction in gains taken on investment securities and lower originations and sales of secondary market mortgages. Increases in Trust department income and ATM fees and debit card income offset some of those reductions. For the six month period ended June 30, 2014, net interest income decreased slightly to $13,176,000 compared to the same period last year.

Non-interest expense was higher in the second quarter and the six month period ended June 30, 2014 as salaries and employee benefit expenses and occupancy expense rose due to the addition of our Dallas and Shickshinny branches, and the completion of our administration facilities. In addition, we incurred higher expenses as a result of the planned outsourcing of our core processing system for data security, disaster recovery and system efficiency goals.

Net loans increased by $26,043,000, or 6.1% while investment securities increased by $40,492,000 or 13.1% in the period from June 30, 2013 to June 30, 2014. Loans grew due to the increases in both commercial and residential mortgages held in the portfolio.

Deposits increased from $636,633,000 at June 30, 2013 to $642,576,000 or an increase of 0.9%. Non-interest bearing deposits grew by $12,819,000 or 15.6%. Borrowings increased by $41,415,000 to support the increase in the loan and investment portfolios.

Stockholders’ equity increased by $4,810,000 to $103,027,000 based on the retention of earnings and an increase in unrealized gains on our investment portfolio.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is celebrating its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. The newest branch in Shickshinny, Pennsylvania opened in December 2013.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

-6-